Exhibit 10.1


                           AGREEMENT OF SALE OF ASSETS


         THIS AGREEMENT OF SALE OF ASSETS (the "Agreement") is made and entered into as of the 8th day of April, 2004, by and among Xact Aid, Inc., a California corporation ("Seller"), and QT 5, Inc., a Delaware corporation ("Buyer").

                                    WITNESETH

         WHEREAS, the parties hereto desire that certain of Seller's assets be sold to Buyer pursuant to this Agreement on the date and at the time provided for herein (as further defined below, the "Closing Date"), subject to the terms and conditions of this Agreement; and

         WHEREAS, the parties hereto desire to set forth certain undertakings, conditions, representations, warranties, and covenants made by each other as an inducement to the consummation of the sale and certain additional agreements related to the sale; and

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto do hereby agree as follows:


                                    SECTION 1
                           PURCHASE AND SALE OF ASSETS

          1.1 Substantive Terms of the Purchase and Sale of Corporation Assets. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, certain of Seller's assets, as hereinafter set forth, in exchange for the consideration hereinafter described in paragraph 1.6. In consideration of the mutual covenants, agreements, representations, and warranties contained in this agreement, the parties agree as follows:

          1.2 Purchased Assets. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller, all of Seller's right, title and interest in and to the following assets, including all goodwill appurtenant thereto (collectively, the "Purchased Assets"):

          (a) The confidential and proprietary information relating to Seller's products, including any formula, pattern, compilation, method, invention, technique or process used in the manufacture of such products (collectively, the "Know-How");


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

          (b) The words, symbols, devices, logos and other designations which are used by Seller to identify and distinguish Seller's products (collectively, the "Trademarks");

          (c) All registrations and applications for registrations for the Trademarks, it any;

          (d) All registrations for any and all of Seller's domain names, together with source codes, user name and passwords, and any and all documents necessary or required to transfer such domain names to Buyer (collectively, the "Registrations");

          (e) All designs and copyrights for labels, packages and other commercial designs used for or in connection with the Trademarks (collectively, the "Designs"),

          (f) All of Seller's rights under any claim that may have arisen in respect of the Know-How, the Trademarks, the Registrations or the Designs;

          (g) All of Sellers books, records, notes or other materials relating to Seller's suppliers and customer list; and

          (h)      The Inventory (as defined and discussed below).

          1.3 Definition. For purposes of this Agreement, "Inventory" means the value of Seller's inventory of product on hand as of the Closing Date. On the day prior to the execution of this contract. Buyer shall conduct a physical inventory of Seller's merchandise. The Buyer shall have the right to conduct the inventory at its sole discretion, provided that Buyer shall conduct such inventory during regular business hours and in a manner that does not materially interfere with Seller's business and operations. The inventory shall be in writing and shall identify the quantity of each item, the value per unit of such item, and the aggregate value for such item. Each item shall be valued on a cost-basis and through the use a purchase invoice for such item. Seller shall supply to Buyer all records that disclose the cost of said inventory. The final inventory value shall be the figure used by the parties in determining the consideration to be paid as set forth in paragraph 1.6.

          1.4 Excluded Assets. The Purchased Assets shall specifically and expressly exclude my the following:

          (a) Those assets disposed of in the ordinary course of Seller's business or as permitted by this Agreement;

          (b) Seller's accounts receivable as of the Closing Date, as reflected on Seller's books and records; and

          (a) Any and all other assets specified or reserved under this Agreement.


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

          1.5 Change of Corporation's Name. Seller herein agrees that after the Closing Date. Seller shall not use or employ in any manner directly or indirectly the names "Xact Aid" or "Exact Aid." and shall further take or cause to be taken all necessary action to change Seller's name so as not to conflict with the foregoing restricted names.

          1.6 Consideration. As full payment for Seller's sale of the Purchased Assets to Buyer, Buyer shall pay to Seller the following:

          (a) Inventory value, as determined by the physical inventory conducted pursuant to paragraph 1.3(a), in the amount of $ 35,701.00 , payable to Seller on the Closing Date; and

          (b) Any credits received by Buyer from Water Gel in connection with that certain previously-existing credit memorandum in the approximate amount of $27,000.00, payable from time to time to Seller in immediately available funds promptly as and when received by Buyer.

          1.7 Terms of Payment Buyer shall pay to Seller the total consideration set forth above 'n accordance with this Agreement as follows:

          (a) A down payment of $5,000.00, in immediately available funds, due and payable on the Closing Date; and

          (b) The balance of the consideration to be paid in equal monthly installments of $5.000.00 until such time as the total consideration, together with interest thereon at the per annum rate of 5%, is paid in full. The terms of Buyer's repayment of such sum is evidenced by that certain promissory note of even date herewith, a copy of which is attached to this Agreement as Exhibit "A" and incorporated herein by this reference.

                                    SECTION 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller, in order to induce the Buyer to execute this Agreement and to consummate the transactions contemplated herein, represents and warrants to Buyer as set forth below. Each such representation and warranty is true as of the date hereof and shall remain true through the Closing Date and forever thereafter and shall inure to the benefit of Buyer and its successors and assigns.

          2.1 Organization and Qualification. Seller is duly organized, validly existing and in good standing under the laws of the State of California, with all requisite power and authority to own its property and to carry on its business as it is now being conducted. This Agreement has been approved by all action necessary on the part of Seller and. when signed, will be a valid and binding agreement of Seller.

          2.2 Ownership of Seller. Seller is authorized to issue one class of stock, no par value per share, and. as of the date of this Agreement and on the Closing Date, Meir J. Brunette is and shall be the sole shareholder of Seller.




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



          2.3 Litigation. To the best of Seller's knowledge, no action, suit, inquiry, audit, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission is currently pending or threatened against, involving or arising in connection with the Purchased Assets or that question the validity of this Agreement or any action taken or to be taken by the Seller pursuant to this Agreement.

          2.5 Validity and Registration of Trademarks. Meir J. Brunelle had previously filed a trademark application for "Xact Aid;" however, the parties have discovered that such application has been abandoned. Seller and Meir J. Brunelle agree to cooperate with Buyer and to do all things reasonably necessary in connection with the refilling or reviver of the "Xact Aid" trademark application, the costs of which shall be borne solely by Buyer. If necessary, Meir J. Brunelle shall assign such application to Buyer at Buyer's sole cost and expense.

          2.6 Title to the Purchase Assets. Seller is the owner of, and has all right title and interest to the Purchased Assets, free and clear of all liens, claims and encumbrances.

          2.7 Intellectual Property Rights. Seller has not granted to any person or entity any intellectual property right with respect to the Purchased Assets, and, to the best of Seller's knowledge, the Purchased Assets and the use thereof will not infringe upon or violate any intellectual property right of any person or entity.

          2.8 Liability to Employees. To the best of Seller's knowledge, there are no unpaid obligations to any of Seller's employees.

          2.9 Conduct of Business in Normal Course. Prior to the Closing Date, Seller shall carry on its business and activities diligently and in substantially the same manner as has previously been carried out and shall not make or institute any unusual or novel methods of operations. As of the Closing Date, no material adverse change in the results of operations, financial condition or business of Seller shall have occurred, and Seller shall not have suffered any material loss or damages to any of the Purchased Assets.

          2.10 Brokers and Finders. No broker or finder has acted for Seller in connection with this Agreement or the transaction contemplated herein.

                                    SECTION 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer, in order to induce Seller to execute this Agreement and to consummate the transactions contemplated herein, represents and warrants to Seller as set forth below. Each such representation and warranty is true as of the date hereof and shall remain true through the Closing Date and forever thereafter and shall inure to the benefit of Seller and its successors and assigns.

          3.1 Organization and Qualification. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own its property and to carry on its business as it is now being conducted. This Agreement has been approved by all action necessary on the part of Buyer and, when signed, will be a valid and binding agreement of Buyer.



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


          3.2 No Conflict. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not violate the articles of incorporation or bylaws of Buyer and will not, with or without the giving of notice or the passage of time. or both, effect a breach or default of, or cause an event of default under, any mortgage, agreement, instrument, statute, regulation, order, judgment or decree to which Buyer is a party or by which Buyer is bound or affected.

          3.3 Purchased Assets. Seller has not provided any warranties and assurances of any kind, express or implied, in connection with the Purchased Assets including any warranties of the condition or quality of any Purchased Asset or the fitness of any Purchased Asset for a particular purpose, except as otherwise expressly set forth in this Agreement, and Buyer expressly acknowledges that the Purchased Assets are being transferred to Buyer in "as is, where is" condition.

          3.4 Brokers and Finders. No broker or finder has acted for Buyer in connection with this Agreement or the transaction contemplated herein.

                                    SECTION 4
                                 INDEMNIFICATION

          4.1 Indemnification by Seller. Seller hereby indemnifies Buyer from and against any and all claims, debts, liabilities, obligations, losses, costs and expenses (collectively, "Claims") arising in connection with: (i) a breach by Seller of any representation, warranty, covenant or agreement made by Seller in this Agreement; (ii) any liability, debt or obligation pertaining to the Purchased Assets and arising prior to the Closing Date; (iii) any liability, debt or obligation of Seller; or (iv) any act or omission of Seller.

          4.2 Indemnification by Buyer. Buyer hereby indemnifies Seller from and against any and all Claims arising in connection with: (i) any breach by Buyer of any representation, warranty, covenant or agreement made by Buyer in this Agreement; (ii) any liability, debt or obligation pertaining to the Purchased Assets and arising as of or subsequent to the Closing Date; (iii) any liability, debt or obligation of Buyer; or (iv) any act or omission of Buyer.

                                    SECTION 5
                             COVENANT NOT TO COMPETE

          Seller and Meir J. Brunelle hereby covenant and agree that, for a period of three (3) years commencing as of the March 31, 2004, neither shall not directly or indirectly own, control or participate in the ownership of, or control of or be connected with, as a partner, shareholder, lender or otherwise, or have any financial interest in any business involved in the distribution of



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


first aid kits. Notwithstanding the above, Seller or Meir J. Brunelle may be employed as an employee of a company that distributes first aid kits. Seller and Meir J. Brunelle understand that Buyer would not have agreed to enter into this Agreement nor would Buyer have made the commitments contained in this Agreement without having received the foregoing covenant not to complete from the Seller and Meir J. Brunelle. Seller and Meir J. Brunelle acknowledge that Seller and Meir J. Brunelle are entering into this covenant not to compete as a material inducement to Buyer to consummate the transaction contemplated hereby. This covenant not to compete is incidental to the sale of the Purchased Assets, and shall be effective with respect to Los Angeles County only. Seller and Meir J. Brunelle agree that the remedy at law for damages for any violation of the foregoing covenant will be inadequate, and that the Buyer shall be entitled to such temporary and permanent injunctive relief as may be granted by a court of equity without the necessity of proving actual damages. The ownership alone by Seller or Meir J. Brunelle of up to five percent (5%) of the stock of a competitive business, where such stock is publicly traded, shall not constitute a violation of this paragraph 5.

                                    SECTION 6

                       DOCUMENTS OBTAINED BY THE PARTIES.

          Each of the parties acknowledges that they have obtained from the other certain documents, work materials and other materials which constitute confidential and proprietary information. In the event of termination of this Agreement, each party shall deliver to the other all such documents, work papers and other materials and all copies thereof obtained by them or on their behalf, whether obtained before or after the execution of this Agreement, will not use or disclose, directly or indirectly, any confidential or proprietary information to any other person or entity, and will keep all such information confidential, except to the extent the same is publicly and lawfully disclosed by others.

                                    SECTION 7
                              WAIVER OF BULK SALES

          Buyer waives compliance with the provisions of the California Commercial Code relating to bulk transfers in connection with the purchase of the Purchased Assets. Nothing in this paragraph shall stop or prevent either Buyer or Seller from asserting as a bar or defense to any action or proceeding brought under that law that the law does not apply to the sale contemplated by this Agreement.



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

                                    SECTION 8

                       CLOSING AGREEMENTS AND POST-CLOSING

          8.1 General Procedure. On the Closing Date, and thereafter if necessary, each party shall execute, where applicable, deliver to the other party such documents, instruments and materials as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the other party.

          8.2 Time and Place. The closing of the transactions contemplated hereby shall take place at 10:00 a.m. on Thursday, April 8, 2004, at 5655 Lindero Canyon Road, Suite 120, Westlake Village, California, or at such time and place as shall be mutually agreed upon by Seller and Buyer (the "Closing Date").

          8.3 Seller's Obligations at Closing. On the Closing Date, Seller shall comply with each of the following:

          (a) Execute, where necessary, and deliver instruments of assignment and transfer of all the Purchased Assets;

          (b) Deliver, or cause Meir J. Brunelle to deliver, an assignment of the "Xact Aid" trademark application, if applicable;

          (c) Execute, where necessary, and deliver, from time to time subsequent to the Closing Date, upon request and without further consideration, such other instruments of conveyance, assignment or transfer and take such other action as may be reasonably required in order to more effectively convey, transfer and vest in Buyer title to the Purchased Assets as set forth in this Agreement; and

          (d)  Execute and deliver a counterpart to this Agreement.

          8.4 Buyer's Obligations at Closing. On the Closing Date, Buyer shall comply with each of the following:

          (a)  Deliver the sum of $5,000.00, in immediately available funds;

          (b) Execute and deliver the Promissory Note, as set forth in paragraph 1.7(b); and

          (c)  Execute and deliver a counterpart to this Agreement.

          8.5 Meir J. Brunelle's Obligations at Closing. On the Closing Date, MeirJ. Brunelle shall deliver, if necessary, an assignment to Buyer of the "Xact Aid" trademark application.



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

                                    SECTION 9

                   CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

          The obligation of each party to complete the transactions contemplated by this Agreement on the Closing Date in accordance with the terms set forth in this Agreement is subject to the satisfaction by the other party of each of the following conditions:

          (a) Compliance with Obligations. All obligations and covenants required to be performed or complied with by such other party shall have been fully performed or complied with in all material respects on or before the Closing Date.

          (b) Delivery of Closing Documents. Such other party shall have executed, where applicable, and delivered on or before the Closing Date each of the closing items required to be executed and delivered by such other party to the reasonable satisfaction of the first party.


                                   SECTION 10

                                  MISCELLANEOUS

          10.1 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if written and delivered in person or by registered mail, postage prepaid, addressed as follows:

                  To Seller             1574 South Roxbury Drive
                                        Los Angeles, California  90035

                  To Buyer:             5655 Lindero Canyon Road, Suite 120
                                        Westlake Village, California 91362

          10.2 Costs. Each party hereto will bear the costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby.

          10.3 Entire Agreement and Amendment. This Agreement and all documents required to be delivered hereunder contain the entire agreement between the parties with respect to the transactions contemplated by this Agreement and supersedes all other agreements, written or oral, with respect thereto. This Agreement may be amended or modified in whole or in part, and any rights hereunder may be waived, only by an agreement in writing, duly and validly executed in the same manner as this Agreement or by the party against whom the amendment, modification or waiver would be asserted. The waiver of any right hereunder shall be effective only with respect to the matter specifically waived and shall not act as a continuing waiver unless it so states by its terms.

          10.4 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.


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

          10.5 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of California.

          10.6 Attorneys' Fees and Costs. In the event that any party to this Agreement initiates legal proceedings to enforce performance of any term or condition of this Agreement, including, but not limited to, the payment of monies or the enjoining of any action prohibited hereunder, the prevailing party shall be entitled to recover such sums, in addition to any other damages or compensation received, as will reimburse the prevailing party for reasonable attorneys' fees and court costs incurred on account thereof (including, without limitation, the costs of any appeal), notwithstanding the nature of the claim or cause of action asserted by the prevailing party.

          10.7 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns as the case may be.

          10.8 Captions. The captions appearing in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


        Xact Aid, Inc.                              QT 5, Inc.

        By: /s/ Meir J. Brunelle, President         By: /s/ illegible
           --------------------------------            -------------------------
        Meir J. Brunelle, President



        With respect to paragraphs 2.5, 5 and 8.5 only:

                                                    QT 5, Inc.

                                                    By: /s/ illegible
                                                       -------------------------

        /s/ Meir J. Brunelle                        Its: C.E.O.
        -----------------------------------             ------------------------
        Meir J. Brunelle




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


                                  Bill of Sale

          This is to acknowledge that Xact Aid Inc. ("Seller") has this day sold to QT 5 Inc. ("Buyer") for the sum of Thirty five thousand seven hundred and one dollars ($35,701.00), receipt of which is hereby acknowledged, by the list of goods marked "A" attached hereto:

          The Seller warrants and represents that the Seller has legal ownership and clear title to this property, that the seller has full and complete authority to sell and transfer this property, that this property is being sold free and clear of all liens, claims and encumbrances, and that the Seller will protect, defend, and indemnify the Buyer from any and all adverse claims resulting from this bill of sale.



Executed on this 8th day of April 2004

Xact Aid, Inc.                                      QT 5, Inc. "Buyer"

        /s/ Meir J. Brunelle, President             By: /s/ illegible
        --------------------------------               -------------------------
        Meir J. Brunelle, President
By:                                                 Its: President
                                                        ------------------------



                                                    QT 5, Inc. "Buyer"

                                                    By: /s/ illegible
                                                       -------------------------

                                                    Its: C.E.O.
                                                        ------------------------




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



Vendor                  Description                             Quantity        Unit Cost      Dollar Value
Medline Ind.            Self Grip Bandage 2x5 Yds                   1,600          0.51              808.64
Quickstrip              Band-Aid 3/4" x 3"                          6,200          0.01               68.20
Water-Jel               Knuckle Band-Aid                          181,800          0.04            6,399.36
Water-Jel               Finger Band-Aid                           113,090          0.03            3,867.68
Medline Ind.            1/4" x 1 1/2" Wound Closure Strips         16,000          0.39            6,240.00
Water-Jel               2" x 3" Band-Aid                          114,300          0.03            3,417.57
Leading                 Triple Application Clamshell               47,880          0.13            6,176.52
Leading                 Single Application Clamshell               50,400          0.11            5,594.40
Tillotson               Non Woven Clinisorb 2" x 2"                76,500          0.03              963.90
Norland                 Cold Pack #305                              2,375          0.25              593.75
Qosina                  Tweezers                                   13,715          0.03              466.31
Fougera                 1oz Analgesic Balm                          1,874          0.59            1,105.66
                                                                                ---------------------------
                                                                                                  35,701.99
Deduct                                                                                                 0.99
                                                                                ---------------------------
                                                                                  Total         $ 35,701.00
                                                                                ===========================




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